Exhibit 99.1

WATCHIT MEDIA, INC. BUYS CALIFORNIA VISITORS NETWORK

Expands Watchit Visitors Television Network Into Southern California Market

Las Vegas, NV. – September 15, 2005 Watchit Media, Inc. (OTCBB: CGZT) today announced it has acquired Laguna Beach, California based narrowcaster California Visitors Network (CVN). CVN produces and presents it’s visitor information television program in approximately 30 hotels in Orange County California coastal cities. The Orange County coastal area is one of the top summer vacation destinations in the United States. Financial terms of the transaction were not disclosed.

CVN’s television programming focuses on presenting local and regional points-of-interest, activities, amenities and background information. Local and regional advertising including restaurants, retail stores, service providers and others is presented to hotel guests in the context of tourist information that is relevant to their visitor experience.

“The acquisition of California Visitors Network expands our reach into one of the most significant travel destination markets in the United States and compliments the production and presentation of the Watchit Visitors Television Network,” stated James Lavelle, Watchit’s Chairman and CEO. “The Watchit Television Network gives hotels the ability to present their own brand and amenities in the context of a highly relevant television experience for their guests. We believe the Southern California market, and the Orange County coastal market specifically, represents a growth opportunity for our Company.”

The Watchit Television Network now produces and presents its proprietary television content in over 100 hospitality locations across the United States.

About Watchit Media, Inc.

Watchit Media, Inc. is the leader in producing high-impact television programming for Private Video Networks TM that matches the unique interests and lifestyles of captive audiences. Using digital photography, computer editing and Internet Protocol technology, Watchit produces, schedules and presents its video content via broadband to gaming and hospitality venues across the United States. Watchit’s brand marketing and proprietary television programming reaches over 25,000,000 viewers per year. Visit the Company’s website at www.watchitmedia.com.

Contact Information

Ken Maul

Director Investor Relations

Watchit Media, Inc.

4325 Industrial Road

Suite 350

Las Vegas, NV. 89103

702.260.1000

www.ken.maul@watchitmedia.com